SECURITIES AND EXCHANGE COMMISSION

                       Washington, D.C. 20549


                              FORM 8-K


                           CURRENT REPORT


               Pursuant to Section 13 or 15(d) of the
                   Securities Exchange Act of 1934



 Date of Report (Date of earliest event reported):  January 29, 1997



                     CENTRAL MAINE POWER COMPANY
       (Exact name of registrant as specified in its charter)




          Maine                    1-5139               01-0042740
(State of Incorporation)        (Commission      (IRS Employer Identification
                                File Number)              Number)





                  83 Edison Drive, Augusta, Maine 04336
           (Address of principal executive offices) (zip code)



   Registrant's telephone number, including area code:  (207) 623-3521

Item 1 through Item 4.  Not applicable.

Item 5. Other Events.

     Maine Yankee Atomic Power Company. (a) The Company is the owner of 38 percent of the common stock of Maine Yankee Atomic Power Company ("Maine Yankee") and is responsible for an equal percentage of its costs. As previously reported, the Maine Yankee nuclear generating plant at Wiscasset, Maine (the "Plant") has been limited to operating at 90 percent of capacity since early 1996 pending the resolution of issues relating to investigations initiated by the United States Nuclear Regulatory Commission ("NRC") and has been off line since December 6, 1996, to resolve cable-separation and associated issues. While the Plant has been out of service Maine Yankee, having previously detected indications of minor leakage in a small number of the Plant's 38,000 fuel rods, used the opportunity to inspect the Plant's 217 fuel assemblies. As a result of the inspection Maine Yankee determined that several fuel assemblies that contained leaking rods should be replaced and has commenced that process.

     On January 29, 1997, the NRC announced that it had placed the Plant on its "watch list," in "Category 2," which includes plants that display "weaknesses that warrant increased NRC attention," but which are not severe enough to warrant a shut-down order. The NRC has indicated that its watch list reserves Category 1 for plants that are no longer "problem facilities," but are still being monitored, and Category 3 for plants that have been ordered to shut down and demonstrate "substantial improvement" before the NRC permits a restart. Plants in Category 2 remain in that category "until the licensee demonstrates a period of improved performance." The Plant is one of 14 nuclear units on the watch list released by the NRC on January 29 and one of six listed there for the first time.

     The Company expects the Plant to remain out of service until the fuel-assembly replacement and a thorough inspection of the Plant's electrical cabling are completed and associated issues resolved, and restarting the Plant is approved by the NRC. The Company cannot now predict how long it will take to complete those processes. As a result, the Company has made contingency replacement-power plans for an outage that could last several months.

     The Company's indexed Alternative Rate Plan ("ARP") limits its price increases under a formula based on the rate of inflation adjusted by other factors, and includes provisions for additional cost recovery in extraordinary situations such as low earnings or the incurring of extraordinary costs by the Company. To be eligible for recovery, such extraordinary costs must exceed $3 million in annual revenue requirements, have a disproportionate effect on the Company or the electric utility industry, and must not be adequately accounted for in the ARP's price index.

     The Company has been incurring incremental replacement-power costs of approximately $1 million per week while the Plant has been out of service and expects such costs to continue at approximately the same rate until the Plant returns to service, as well as when the Plant is off line during the refueling outage that has been planned for the fall of 1997. In addition, the Company is responsible for 38 percent of an estimated $30 million in 1997 additional costs announced by Maine Yankee, or approximately $11 million. Those costs are expected to increase when Entergy Corporation, as previously reported, starts providing management services to Maine Yankee, and if the complexity of the cable-separation and associated issues require an extended period for their resolution. The Company expects to charge such costs to operations in 1997. The Company is taking action to mitigate the financial impact of those additional costs on its 1997 earnings, but does not expect such actions to offset the additional costs and therefore expects a significant adverse impact on its 1997 financial results.

     For a detailed discussion of a comprehensive Independent Safety Assessment of the Plant by the NRC and investigations of Maine Yankee by the NRC and the United States Department of Justice, see the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1996, and subsequent Current Reports on Form 8-K filed with the Securities and Exchange Commission on December 11 and December 20, 1996.


     (b) A Maine-based group has announced its intention to start gathering signatures aimed at a new referendum to force a permanent shutdown of the Plant by January 1, 2000. The group indicated that it hoped to collect enough signatures to put the question before the Maine electorate in November of 1998. Maine voters rejected generally similar proposals in 1980, 1982 and 1987. The Company cannot predict whether such a referendum will be held or its outcome.

Item 6 through Item 8.

Not applicable.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                          CENTRAL MAINE POWER COMPANY



                          By:  _________________________________
                                D. E. Marsh
                                Vice President, Corporate Services,
                                Treasurer, and Chief Financial
                                Officer

Dated:  January 30, 1997